Exhibit 28(p)(2)

CODE OF ETHICS

ADOPTED BY

OAK ASSOCIATES, LTD.

(REVISED)

NOVEMBER 2014

1.	Purposes

This Code of Ethics (“Code”) has been adopted by Oak Associates, ltd. (“Oak”), an Ohio limited liability company, in accordance with Rule 17j-l under the Investment Company Act of 1940 (the “Act”) and Rule 204A-l of the Investment Advisers Act of 1940 (the “Advisers Act”). This Code establishes rules of conduct for all employees of Oak and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Oak and its employees owe a fiduciary duty to Oak Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

(i)	serving their own personal interests ahead of clients,
(ii)	taking inappropriate advantage of their position with the firm, and
(iii)	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

This Code is designed to ensure that the high ethical standards long maintained by Oak continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Every employee must comply with the Federal Securities Laws at all times. The excellent name and reputation of the firm continues to be a direct reflection of the conduct of each employee.

In meeting its fiduciary responsibilities to its clients, Oak expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Oak. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Oak. Oak’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to the clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The following summarizes some of the very important responsibilities and duties Oak and its employees have as a fiduciary to the Oak Clients:

(a) The duty at all times to place the interests of Oak advisory clients, including Oak Associates Funds (“Oak Funds”) and Oak Funds shareholders first and foremost.

Oak personnel should scmpulously avoid serving their own personal interests ahead of the interests of advisory clients, Oak Funds and Oak Funds shareholders in any decision relating to their personal investments.

(b) The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

Oak personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

(c) The fundamental standard that Oak investment advisory personnel should not take inappropriate advantage of their positions.

Oak personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of clients, Oak Funds and Oak Funds shareholders, including, but not limited to, the receipt of unusual investment opporttmities, perquisites, or gifts of more than a de minimis value from persons doing or seeking business with Oak or Oak Funds.

Rule 17j-l under the Act and Section 206 of the Advisers Act generally proscribe fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment advisers to investment companies and advisory clients.

The purpose of the Code is to establish procedures consistent with the Act and the Advisers Act to give effect to the general prohibitions of fraudulent or manipulative practices. In particular and as set forth in Rule 17j-l of the Act:

It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principaltmderwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company:

(i) To employ any device, scheme or artifice to defraud such registered Investment Company;

(ii) To make to such registered investment company any untme statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

(iv) To engage in any manipulative practice with respect to such registered Investment Company.

Section 206 of the Advisers Act has similar anti-fraud prohibitions governing Oak’s activities with respect to all Oak Clients and prospective clients.

2.	Definitions

(a) “Access Person” means:

(i) Anyone who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or

(ii) Anyone who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, and

(iii) All Supervised Persons are deemed to be Access Persons.

(b) “Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or by marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

(c) “Adviser/Subadviser” means Oak in its capacity as the adviser or subadviser of a Fund, or other advisory client or both, as the context may require.

(d) “Beneficial Ownership” will be interpreted in a manner consistent with Rule l6a-l(a) (2) and Section !3D under the Securities Exchange Act of 1934, and generally means (i) any direct or indirect pectmiary interest in a reportable security or investment; (ii) the power to vote or direct the voting of a reportable security; (iii) the investment power to dispose of the reportable security; or (iv) the right to acquire beneficial ownership.

(e) “Code” means this Code of Ethics.

(f) “Chief Compliance Officer” means the person designated by Oak as having responsibility for compliance with the requirements of the Code.

(g) “Control” will have the same meaning as that set forth in Section 2a(9) of the Act, and generally means the power to exercise a controlling influence over the management or policies of a company, among other things.

(h) “Disinterested Director/Trustee” means a Director/Trustee of a Fund who is not an “interested person” of such Fund within the meaning of Section 2(a)(19) of the Act.

(i) “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Act, the Advisers Act, Title V of the Granun-Leach-Bliley Act, the Dodd-Frank Act of2010, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(j) “Fund” means each investment company registered under the Act, or series thereof as the context may require, as to which Oak is an Adviser or Subadviser.

(k) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

(l) “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

(m) “Oak” means Oak Associates, ltd.

(n) “Oak Clients” means any advisory or subadvisory client of Oak, including the Oak Funds.

(o) “Portfolio Manager” means any Access Person who has the direct responsibility and authority to make investment decisions for an Oak Client.

(p) “Purchase or sale of a Reportable Security” includes, inter alia, the writing of an option to purchase or sell a reportable security.

(q) “Reportable Fund” means:

(i) any fimd for which Oak serves as an investment adviser (or sub-adviser) as defined in Section 2(a)(20) of the Act; or

(ii) any fimd whose investment adviser or principal underwriter controls Oak, is controlled by Oak, or is under common control with Oak. Control has the same meaning as it does in Section 2(a)(9) of the Act.

(r) “Reportable Security’’ is interpreted broadly and means any security as defined in Section 202a (18) of the Advisers Act and includes:

(i) a Reportable Security that is convertible into another Reportable Security;

(ii) with respect to an equity Reportable Security, a Reportable Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Reportable Security;

(iii) exchange traded ftmds (ETFs) which may be a registered investment company, a Unit Investment Trust (e.g. SPDRs) or an tmregistered investment company (e.g. HLDRs); and

(iv) with respect to a fixed-income Reportable Security, a Reportable Security having the same issuer.

(s) A Reportable Security does not include the following:

(i) direct obligations of the U.S. Government;

(ii) bankers acceptances, bank CDs, commercial or high quality short term debt instruments, including repurchase agreements;

(iii) shares issued by money market funds;

(iv) shares issued by open-end mutual funds other than any ftmd for which Oak acts as adviser or sub-adviser; and

(v) shares of any unit investment trust invested exclusively in one or more open-end funds, none of which are Oak Funds.

(t) “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Oak, or other person who provides investment advice on behalf of Oak and is subject to the supervision and control of Oak.

3.	Applicability

The restrictions on trading provided in this Code will only apply to a transaction in a Reportable Security in which the designated Supervised Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership.

4.	Oak Associates Insider Trading Policy

The securities laws of the United States impose important restrictions on Oak and its employees with respect to sales, purchases, and exercises of options or other similar transactions involving securities. This document reviews these restrictions and policies concerning securities transactions by Oak and its employees. It is important to note that the securities laws are both far-reaching and frequently changing. Therefore, while the following review provides a useful overview, it is not a comprehensive attempt to deal with all potential restrictions. In general, it will help you identify potential problems and be aware of areas where caution is warranted and advice should be sought.

Our Code also establishes specific procedures, designed to ensure compliance with the securities laws, to be followed by Oak and its employees engaging in transactions in securities.

Investing in securities held and traded for a client’s managed account is not necessarily to be avoided. At the same time, Oak expects that if you own such securities it is only for investment over the long term, not for short term, in-and-out trading.

If you encounter a problem or have any doubts about your transactions in securities, you should consult with the Chief Compliance Officer, so that the proper advice can be given and the proper actions taken to ensure that both you and Oak carry out the letter and spirit of the law, avoiding any appearance of impropriety.

GENERAL RESTRICTIONS

General Prohibition. It is unlawful for an “insider” to trade in securities on the basis of material information known to that individual but not to the public (non-public information) or to transmit such information to any other person who may trade on the basis of such information. Violation of this prohibition is a serious federal offense and the penalties can include a prison term and disgorgement of any profits. The fact that the insider did not intend to defraud anyone may not insulate the insider from liability. It is Oak’s policy that it and each employee comply with this legal requirement and prohibition.

Who is an Insider? An insider is any person who has access to material non-public information. Insiders include all individuals who have access to such information, including, among others, legal and financial personnel, secretaries, administrative assistants, file personnel and any person (a “tippee”) to whom they relate such insider information. The immediate families of all such persons may also be deemed to be insiders.

What is Material Information? It is only the misuse and trading on the basis of “material non-public or inside information” that is forbidden. This term is subject to many interpretations, but for your purposes, you should assume that it includes any information that a reasonable investor is likely to consider important in determining whether to buy, sell or hold securities. Moreover, the fact that an insider (or a tippee of an insider) has traded on the basis of particular information that has not been made public may itself be regarded as evidence that the information is material. This nonpublic information often concerns the earnings and/or financial condition of a company, its strategic plans, takeover matters and other important imminent events or matters that could affect the market price of the company’s securities. It also includes information about Oak recommendations and transactions and portfolio holdings of Oak Clients.

Whenever you have any doubt as to the materiality of any insider information known to you, you should consult with the Chief Compliance Officer before trading in such securities. The process of consultation and clearance in advance should serve to avoid potential liability or other serious consequences (i.e., exposure to costly investigations or litigation).

When is Information Deemed Public? Securities transactions by insiders in possession of material information, provided they are otherwise consistent with the procedures set forth in this policy, should be made only when the insider is certain that such information has been sufficiently publicized by official announcements. Information is not public merely because rumors or other unofficial statements in the marketplace reflect it. Moreover, the insider may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of such information. Depending on the circumstances then, information normally should not be regarded as public until at least 24 hours after it has been disseminated through the Internet or a national news medium.

Speculation Discouraged. To promote compliance with federal securities laws and the policies of Oak, employees should view all their transactions in securities as involving investment decisions and not speculation. In-and-out trading or holding of securities for brief periods is therefore discouraged.

Compliance with federal securities laws and our Code is a high priority for Oak and, in order to ensure that Oak does comply with the letter and spirit of the law, a number of specific procedures have been established. These procedures, which are outlined below, are to be followed by Oak and each employee.

5.	Oak Investment & Trading Restrictions

(a)        Oak Positions. No Supervised Person may purchase or sell or receive preclearance approval for any securities transactions for any Account while Oak is in the process of buying or selling the same security for Oak clients or the Oak Funds.

(b)        Initial Public Offerings. No Supervised Person may acquire any securities in an Initial Public Offering.

(c)        Limited Offerings. No Supervised Person may acquire any securities in a Limited Offering without express prior approval.

(i) Prior approval must be obtained in accordance with the preclearance procedure described in Section 7 below. Such approval will take into account, among other factors, whether the investment opporhmity should be reserved for an Oak Client and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with Oak.

(ii) Supervised Persons who have been authorized to acquire securities in a private placement must disclose that investment to the chief investment officer (including his or her designee) of Oak (or of any unit or subdivision thereof) or the Chief Compliance Officer when they play a part in any subsequent consideration of an investment by an Oak Fund in the issuer. In such circumstances, an Oak Client’s decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

(d)        Blackout Periods.

(i) If a security has been bought or sold in the Oak Funds, Supervised Persons are subject to a 15 day blackout period for trading in that same security. Supervised persons are prohibited from executing a securities transaction in the same security for the seven days before the security was bought or sold in the Oak Funds the period beginning through, seven days after the security was bought or sold in the Oak Funds.

(ii) If trades are effected during the period proscribed in (i) above, except as provided in (iii) below, any profits realized on such trades will be required to be immediately disgorged to Oak who will donate any such funds to a charity selected by Oak.

(iii) A transaction by a Supervised Person inadvertently effected during the period proscribed in (i) above will not be considered a violation of the Code and disgorgement will not be required so long as the transaction was effected in accordance with the preclearance procedures described in Section 7 below and without prior knowledge of trading by any Oak Client in the same or an equivalent Reportable Security.

(e)        Short-Term Trading Profits. Supervised Persons are prohibited from profiting from a purchase and sale, or sale and purchase, of the same or an equivalent Reportable Security within any 60 calendar day period. If trades are effected during the proscribed period, any profits realized on such trades will be required to be immediately disgorged to Oak who will donate any such funds to a charity selected by Oak.

(f)        Investments in Oak Funds Supervised Persons may invest in Oak Funds at any time. However, consistent with Oak’s policies against late trading and market timing, Supervised Persons are prohibited from engaging in late trading and market timing with respect to any Oak Funds.

Further, investments in Oak Funds in any Accounts must be held for a period of at least 60 days and are subject to the short-term profits prohibition in subsection (e) above.

While not subject to Oak’s pre-clearance requirements, investments in Oak Funds must be reported on the initial and annual holdings reports as well as the quarterly transactions reports of all Supervised Persons.

6.	Exempted Transactions

The preclearance procedures in Section 7 below do not apply to the following transactions in subsections (a)- (g) and do not need to be precleared:

(a) Purchases or sales of securities effected in any Account over which the Supervised Person has no direct or indirect influence or control or in any account of the Supervised Person which is managed on a discretionary basis by a person other than such Supervised Person and with respect to which such Supervised Person does not in fact influence or control such transactions.

(b) Purchases or sales of securities which are non-volitional on the part of a Supervised Person.

(c) Purchases of securities which are part of an automatic dividend reinvestment plan. (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(e) Any fixed-income securities transaction, or series of related transactions effected over a 30 calendar day period, involving I 00 units ($100,000 principal amount) or less in the aggregate, if the Supervised Person has no prior knowledge of transactions in such securities by any Oak Client.

(f) Any transactions in futures or index options on futures affected on a broad-based index if the Supervised Person has no prior knowledge of activity in such index options or futures by any Oak Client.

(g)      Mutual funds or ETFs.

7.	Preclearance

Supervised Persons must preclear all personal securities investments except for those identified in Section 6 above.

All requests for preclearance must be submitted to tbe Chief Compliance Officer (CCO), or the CCO’s designee, for approval. All approved orders must be executed by the close of business on the day preclearance is granted; provided, however, that approved orders for securities traded in foreign markets may be executed within two (2) business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

All requests for preclearance by the Chief Compliance Officer for the Chief Compliance Officer’s personal securities investments must be submitted to the President, or the President’s designee, for approval.

8.	Quarterly Transaction Reporting

(a) Each Supervised Person shall report to the Chief Compliance Officer the information described in Section 8(c) below with respect to transactions in any Reportable Security in which the Supervised Person has, or by reason such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security, except transactions effected pursuant to an automatic investment plan.

(b) Every report required by Section 8(a) shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) The date of the transaction, the title, the exchange ticker symbol, if applicable, or CUSIP number, if applicable, the interest rate and maturity date, if applicable, the number of shares, and the principal amount of each Reportable Security involved;

(ii) The nature of the transaction, purchase, sale or any other type of acquisition or disposition);

(iii) The price of the security at which the transaction was effected; (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v) The date that the report is submitted by the Supervised Person.

(c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.

9.	Records of Securities Transactions and Post-Trade Review

Supervised Persons are required to direct their brokers to supply, on a timely basis, duplicate copies of confirmations and statements of all personal securities transactions and copies of periodic statements for all securities Accounts in which such Supervised Persons have a Beneficial Ownership interest to the Chief Compliance Officer.

Supervised Persons are also required to disclose any new personal trading accounts to the Chief Compliance Officer on a quarterly basis.

The Chief Compliance Officer will review all transaction and holdings reports, or information provided in lieu of reports, on a quarterly basis. The President, or the Presidnet’s designee, will review the reports of the Chief Compliance Officer.

10.	Disclosure of Personal Holdings

(a) Initial Holdings Reports. No later than ten days after a person becomes a Supervised Person, the following information must be reported to the Chief Compliance Officer:

(i) the title and type of security and, as applicable, the exchange ticker symbol and/or CUSIP number, if applicable, the interest rate and maturity date, if applicable, number of shares and principal amount of each Reportable Security in which a Supervised Person has any direct or indirect Beneficial Ownership;

(ii) the name of any broker, dealer or bank with whom the Supervised Person maintains an account in which any securities are held for the direct or indirect benefit of the Supervised Person

(iii) the date that the report is submitted by the Supervised Person

(iv) the initial holdings report must be current as of a date not more than 45 days from the date of becoming a Supervised Person.

(b) Annual Holdings Reports. Reports regarding accounts and holdings must be submitted by all Supervised Persons to the Chief Compliance Officer on or before February 14th of each year. Annual reports must be current as of December 31 “and must include the following information:

(i) the title and type of security and, as applicable, the exchange ticker symbol and/or CUSIP number, if applicable, the interest rate and maturity date, if applicable, number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership;

(ii) the name of any broker, dealer or bank with whom the Supervised Person maintains an Account in which any securities were held for the direct or indirect benefit of the Supervised Person; and

(iii) the date that the report is submitted by the Supervised Person.

11.	Confidentiality of Client Information

In the course of investment advisory activities of Oak, the firm obtains and has access to personal and non-public information about its clients. Such information may include a person’s status as a client, personal financial and accOlmt information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Oak to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Oak’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

12.	Gifts & Entertainment

Supervised Persons are prohibited from receiving or giving any gift or other thing of more than $250 in value from any person or entity that seeks or does business with or on behalf of Oak or an Oak Client. In addition, certain Department of Labor regulations restrict and require the reporting of gifts to or entertainment of certain union officials of more than $250.

Occasional business meals or entertainment (theatrical or sporting events, etc.) are permitted and no reporting is required so long as they are under $100 in cost and you are accompanied by the person or a representative of the entity seeking or doing business with Oak.

13.	E-Mail and Other Electronic Communications

Oak’s policy provides that e-mail, instant messaging, social networks and other electronic communications are treated as written commtmications and that such communications must always be of a professional nature. Oak’s policy covers electronic communications within the firm and social networking sites. Personal use of the firm’s e-mail and any other electronic systems is strongly discouraged. Also, all firm and client related electronic communications must be on Oak’s systems, and use of personal e-mail addresses, personal social networks and other personal electronic communications for firm or client communications is prohibited.

14.	Political Contributions

In the course of providing investment management services for institutional clients, Oak may seek or be retained by state or local government, agencies or subdivisions for investment management services for those entities, their pension assets or other management services. A Securities and Exchange Commission rule relating to political contributions now covers and prohibits certain activities.

Supervised Persons are prohibited from:

a) making political contributions to any elected officials, candidates or other persons in a position to influence the selection or hiring of an adviser, including Oak;

b) making any payments, directly or indirectly, to any third party, i.e., placement agents or solicitors, for soliciting any governmental entity on behalf of Oak unless the firm is an adviser or broker-dealer;

c) coordinating or soliciting campaign contributions for government officials in a position to influence the selection of an adviser for government business.

15.	Service As a Director or Officer

Supervised Persons are prohibited from serving as an officer or director on the board of directors of a publicly traded or private company, without prior written authorization based upon a determination that any officer position or board service would be consistent with the interests of Oak, Oak Clients, Oak Funds and its shareholders. In the limited instances that any officer position or board service is authorized, Supervised Persons serving in such capacities will be isolated from Access Persons making investment decisions affecting transactions in securities issued by any private or publicly traded company for which such Supervised Person serves as an officer or director through the use of a “Chinese Wall” or other procedures designed to address actual or potential conflicts of interest.

16.	Certification of Compliance with the Code

Oak will provide all Supervised Persons with a copy of the Code of Ethics, and any amendments, and Supervised Persons will be required to certify initially upon becoming a Supervised Person, annually, and upon any amendments to the Code of Ethics as follows:

(a) that they have read and understand the Code;

(b) that they recognize that they are subject to the Code;

(c) that they have complied with the requirements of the Code; and

(d) that they have disclosed or reported all personal securities transactions and holdings required to be disclosed or reported pursuant to the requirements of the Code.

17.	Code Violations

All Supervised Persons have a responsibility to promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any reporting of potential or actual violations of the Code or improper activity may be made on a confidential basis and without interference or consequence to the person reporting any violation.

Our policy seeks to provide an avenue for employees to raise concerns, report improper or illegal activity in good faith and reassurance that they will be protected from reprisals for reporting issues or violations, known as whistleblowing.

This policy is intended to cover protections for you if you raise concerns regarding matters, such as:

•	unlawful activity;
•	activities that are not consistent with Oak’s compliance policies; including the Code; or
•	activities, which otherwise amount to serious improper conduct.

Harassment or retaliation for reporting concerns or violations under this Code will not be tolerated and efforts will be made to treat any complainant’s identity with appropriate regard for confidentiality.

Any violations of the Code or our policies are to be reported to the Chief Compliance Officer who will review them and report a summary of any violations to the President. Senior Management will determine if any sanctions may be appropriate and imposed. All violations of the Code will be reported to the President and the Board of Directors/Tmstees of the Oak Funds on a quarterly basis.

18.	Sanctions

Possible sanctions for Code violations may include reprimands, cancellation of personal transactions, disgorgement of profits, a monetary assessment, suspension of personal trading privileges or suspension or termination of employment with the firm. For personal trading violations in an employee’s qualified plan account(s), e.g., an employee’s self directed Oak profit sharing plan account, any improper profits would have to be paid personally by the employee.

19.	Review by the Board of Trustees

The Board ofTmstees of the Oak Funds will be provided with a written annual report which at a minimtun:

(a) describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b) certifies that Oak has adopted procedures reasonably necessary to prevent its Supervised Persons from violating the Code.

20.	Recordkeeping

Oak shall maintain the following records in the manner and to the extent set forth below and will make such records available to the Securities and Exchange Commission or any representative thereof, at any time and from time to time for reasonable, periodic special or other examination:

(a) a copy of this Code as currently in effect, or in effect at any time within the past five years must be maintained in an easily accessible place;

(b) a record of any violation of the Code and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(c) a record of each report made by a Supervised Person, including any information provided in lieu of reports under this Code or any predecessor Code must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(d) a record of all Access/Supervised Persons currently or within the past five years who are or were required to make reports under this Code or any predecessor Code, or who are or were responsible for reviewing such reports must be maintained in an easily accessible place;

(e) a copy of each Annual Report submitted to the Board of Directors/Tmstees must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

(f) a record of any decision and the reasons supporting the decision to approve the acquisition by Access/ Supervised Persons of securities acquired in any Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted;

(g) a record of any decision and the reasons supporting the decision to approve a person serving as an officer or director for any public or private company for at least five years after the end of the fiscal year in which the approval is granted; and

(h) a record of all (initial, annual and as a result of any amendments to the Code), Code Certifications of Supervised/Access_persons for the length of their employment at Oak and five years thereafter.

All records required to be kept under this Code shall be maintained by the Chief Compliance Officer. Records required to be kept in an easily accessible place shall be kept in Oak’s principal office.

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Oak Associates, ltd.

Code of Ethics Certification

As a Supervised/Access Person of Oak Associates, ltd., I certify that I have received, read, understand, complied with the requirements and agree to abide by the Oak Code of Ethics and any amendments of the Oak Code of Ethics.

Signature

Employee Name

Date